EXHIBIT 99.2

                                 PROMISSORY NOTE


$100,000                                                 DATE:  November 8, 2001

         FOR VALUE RECEIVED, the undersigned hereby promises to pay to the order of CHANGE TECHNOLOGY PARTNERS, INC, a Delaware corporation (hereinafter the "Payee"), the principal sum of One Hundred Thousand Hundred Dollars ($100,000) together with interest in cash on the unpaid principal balance as provided herein.

         Amounts outstanding under this Note will bear interest at a rate equal to the sum of: (A) the London Interbank Offered Rates (LIBOR) for a six-month period, published in the Eastern Edition of The Wall Street Journal as of the applicable Reset Date; plus (B) two hundred (200) basis points (2%). For purposes of this Note, the term "Reset Date" shall mean the date of this Note and the first day following each subsequent six month period from the date hereof. All interest accruing hereunder shall be paid quarterly until the unpaid principal balance has been paid in full, along with all accrued but unpaid interest, which such interest payments shall commence on December 31, 2001.

         Until the principal sum described above is paid in full, the undersigned hereby promises to pay to the Payee principal in the amount of fifty percent (50%) of the excess of the undersigned's annual earnings before interest taxes depreciation and amortization (EBITDA) and calculated so as not to include any transaction out of the ordinary course of business which has the effect of increasing the undersigned's annual earnings; minus a reasonable reserve to satisfy the undersigned's working capital requirements. Such principal payments shall be made within sixty (60) days after the end of each calendar year and shall be accompanied by an audited balance sheet, statement of income and statement of cash flow of the undersigned as of the close of business on the last day of such calendar year, prepared in accordance with generally accepted accounting principles and accompanied by a report by the auditors of the undersigned, and a calculation of the principal payment due prepared by the undersigned. All payments due hereunder shall be due and payable in full and without offset or deduction of any kind.

         This Note may be prepaid in whole or in part without premium or penalty.

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         If the undersigned shall fail to make any payment in full within ten
(10) days after notice thereof from Payee, then without further notice, the full unpaid principal amount of this Note and all interest accrued thereon shall immediately become due and payable at the election of Payee.

         If this Note is referred to an attorney for collection, the undersigned shall pay to Payee upon demand therefor, reasonable attorneys' fees incurred by Payee in connection with the enforcement and collection hereof, plus court costs, if any, as permitted by law.

         The undersigned waives presentment, demand for payment, protest, and notice of dishonor of this note.

         Failure of the holder to assert his or her rights in the event of default under this Note shall not be deemed a waiver thereof. Exercise of any remedies herein provided for or provided by law shall not be deemed exclusive or constitute an election of remedies to the exclusion of any other available legal remedies.

         This Note shall be governed by and construed in accordance with the laws of the State of New Jersey.


                                   INSYS TECHNOLOGY LLC, a Delaware
                                   limited liability company


                                   By:  /s/ John J. Goodwin
                                        ---------------------------------------
                                        Name:   JOHN J. GOODWIN
                                        Title:  President